                                                                    EXHIBIT 99.1

                          INDEX TO FINANCIAL STATEMENTS

                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                       -----------------------------------

Report of Independent Public Accountants.................................................................  F-2

Consolidated Balance Sheets
          at December 31, 1996 and 1997..................................................................  F-3

Consolidated Statements of Operations
          for the three years ended December 31, 1997....................................................  F-4

Consolidated Statements of Stockholders' Equity
          for the three years ended December 31, 1997....................................................  F-5

Consolidated Statements of Cash flows for the three
          years ended December 31, 1997..................................................................  F-6

Notes to Consolidated Financial Statements...............................................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
Industrial Distribution Group, Inc.:


We have audited the accompanying consolidated balance sheets of INDUSTRIAL DISTRIBUTION GROUP, INC. AND SUBSIDIARIES (a Delaware corporation) (Note 1) as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Industrial Distribution Group, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


   /s/ ARTHUR ANDERSEN LLP




Atlanta, Georgia
July 30, 1998

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)





ASSETS

                                                                                                      1996        1997
                                                                                                    --------    --------
CURRENT ASSETS:
    Cash and cash equivalents                                                                       $  1,586    $ 31,534
    Short-term investments                                                                               948           0
    Accounts receivable, net                                                                           9,299      36,099
    Inventories, net                                                                                  10,674      42,427
    Deferred tax assets                                                                                  570       1,550
    Prepaid and other current assets                                                                     226       2,468
                                                                                                    --------    --------
              Total current assets                                                                    23,303     114,078


PROPERTY AND EQUIPMENT, net                                                                            2,156       9,910

DEFERRED TAX ASSETS                                                                                    1,085         642

INTANGIBLE ASSETS, net                                                                                     0      19,584

OTHER ASSETS                                                                                             708       2,167
                                                                                                    --------    --------

              Total assets                                                                          $ 27,252    $146,381
                                                                                                    ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Cash overdraft                                                                                  $    187    $    722
    Current portion of long-term debt                                                                    299         781
    Lines of credit                                                                                    6,566       5,836
    Accounts payable                                                                                   5,438      21,656
    Accrued compensation                                                                                 564       2,131
    Other accrued liabilities                                                                            698       3,307
                                                                                                    --------    --------
              Total current liabilities                                                               13,752      34,433

LONG-TERM DEBT                                                                                         1,094       5,036

OTHER LONG-TERM LIABILITIES                                                                            1,183       7,422
                                                                                                    --------    --------
              Total liabilities                                                                       16,029      46,891
                                                                                                    --------    --------
COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS' EQUITY:
    Preferred stock, $.10 par value per share; 10,000,000 shares authorized, no shares issued or
      outstanding in 1996 and 1997                                                                         0           0
    Common stock, $.01 par value per share; 50,000,000 shares authorized, 1,531,179 and 7,880,110
      shares issued in 1996 and 1997, respectively                                                        15          79
    Additional paid-in capital                                                                         3,590      89,298
    Retained earnings                                                                                  7,797      10,113
    Treasury stock, at cost (45,628 and 0 shares in 1996 and 1997, respectively)                        (179)          0
                                                                                                    --------    --------
              Total stockholders' equity                                                              11,223      99,490
                                                                                                    --------    --------
              Total liabilities and stockholders' equity                                            $ 27,252    $146,381
                                                                                                    ========    ========



The accompanying notes are an integral part of these consolidated balance sheets.

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                          1995            1996           1997
                                       -----------    -----------    -----------
NET SALES                              $    59,944    $    68,266    $   153,218

COST OF SALES                               45,763         52,774        117,726
                                       -----------    -----------    -----------
        Gross profit                        14,181         15,492         35,492

SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES
                                            13,281         14,649         31,595
                                       -----------    -----------    -----------
        Income from operations                 900            843          3,897

INTEREST EXPENSE                               662            740            966

INTEREST INCOME                                (58)           (73)          (461)

OTHER INCOME, NET                              (93)          (315)          (178)
                                       -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                     389            491          3,570

PROVISION FOR INCOME TAXES                      67            127          1,254
                                       -----------    -----------    -----------

NET INCOME                             $       322    $       364    $     2,316
                                       ===========    ===========    ===========

EARNINGS PER SHARE:
    Basic                              $      0.24    $      0.25    $      0.71
                                       ===========    ===========    ===========
    Diluted                            $      0.24    $      0.25    $      0.71
                                       ===========    ===========    ===========

WEIGHTED AVERAGE SHARES:
    Basic                                1,367,688      1,446,439      3,258,555
                                       ===========    ===========    ===========

    Diluted                              1,367,688      1,446,439      3,282,927
                                       ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated statements.

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                    COMMON STOCK       ADDITIONAL
                                                                  ------------------    PAID-IN    RETAINED   TREASURY
                                                                    SHARES    AMOUNT    CAPITAL    EARNINGS    STOCK    TOTAL
                                                                  ----------  ------   ----------  --------   -------- --------
BALANCE, DECEMBER 31, 1994                                         1,407,685    $14    $  2,100    $  7,120    $(179)  $  9,055

   Common stock issued                                                 6,868      0          50           0        0         50
   Common stock purchased                                             (3,175)     0         (19)          0        0        (19)
   Net income                                                              0      0           0         322        0        322
                                                                  ----------    ---    --------    --------    -----   --------
BALANCE, DECEMBER 31, 1995                                         1,411,378     14       2,131       7,442     (179)     9,408

   Common stock issued                                               119,801      1       1,459           0        0      1,460
   Dividends paid                                                          0      0           0          (9)       0         (9)
   Net income                                                              0      0           0         364        0        364
                                                                  ----------    ---    --------    --------    -----   --------
BALANCE, DECEMBER 31, 1996                                         1,531,179     15       3,590       7,797     (179)    11,223

   Retired treasury stock                                            (45,628)     0        (179)          0      179          0
   Issuance of common stock to founding companies and management   2,592,981     26      29,239           0        0     29,265
   Initial public offering                                         3,795,000     38      56,561           0        0     56,599
   Sale of shares through employee stock purchase plan                 6,578      0          87           0        0         87
   Net income                                                              0      0           0       2,316        0      2,316
                                                                  ----------    ---    --------    --------    -----   --------
BALANCE, DECEMBER 31, 1997                                         7,880,110    $79    $ 89,298    $ 10,113    $   0   $ 99,490
                                                                  ==========    ===    ========    ========    =====   ========





The accompanying notes are an integral part of these consolidated statements.

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                                 (IN THOUSANDS)



                                                                                               1995           1996           1997
                                                                                             --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                                $    322       $    364       $  2,316
                                                                                             --------       --------       --------
   Adjustments to reconcile net income to net cash (used in) provided by operating activities:
         Depreciation and amortization                                                            328            311          1,000
         Gain on sale of assets                                                                   (18)          (149)           (24)
         Deferred taxes                                                                          (242)          (499)          (615)
         Changes in operating assets and liabilities, net of acquisitions:
            Accounts receivable                                                                  (938)        (1,154)        (1,192)
            Inventories, net                                                                     (598)           528            457
            Prepaids and other assets                                                             327             35           (636)
            Accounts payable                                                                    1,324            362         (1,916)
            Accrued compensation                                                                  145            (32)           225
            Other accrued liabilities                                                            (123)           110         (1,400)
                                                                                             --------       --------       --------
               Total adjustments                                                                  205           (488)        (4,101)
                                                                                             --------       --------       --------
               Net cash (used in) provided by operating activities                                527           (124)        (1,785)
                                                                                             --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Changes in short-term investments                                                             (133)           (34)           948
   Cash from acquired companies                                                                     0            205          1,851
   Additions to property and equipment, net                                                      (334)           (75)        (1,014)
   Cash surrender value of life insurance                                                        (100)           (70)           (29)
                                                                                             --------       --------       --------
               Net cash provided by (used in) investing activities                               (567)            26          1,756
                                                                                             --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Change in cash overdraft                                                                      (103)            76            535
   Proceeds from issuance of common stock, net of issuance costs                                   50              6         56,599
   Short-term (repayments) borrowings                                                             580            663        (15,871)
   Payments on long-term debt                                                                     (25)          (318)       (11,286)
   Purchase of treasury stock                                                                     (19)             0              0
   Dividends paid                                                                                   0             (9)             0
                                                                                             --------       --------       --------
               Net cash provided by financing activities                                          483            418         29,977
                                                                                             --------       --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                           443            320         29,948

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                      823          1,266          1,586
                                                                                             --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                       $  1,266       $  1,586       $ 31,534
                                                                                             ========       ========       ========

SUPPLEMENTAL DISCLOSURES:
   Interest paid                                                                             $    745       $    746       $    964
                                                                                             ========       ========       ========
   Income taxes paid                                                                         $    211       $    382       $  1,031
                                                                                             ========       ========       ========
NONCASH TRANSACTIONS:
   Common stock issued in acquisitions (Note 1)                                              $      0       $  1,460       $ 35,312
                                                                                             ========       ========       ========

The accompanying notes are an integral part of these consolidated statements.

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                                AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996, AND 1997



  1.     BASIS OF PRESENTATION

Organization and Business
      Industrial Distribution Group, Inc. ("IDG" or the "Company"), a Delaware corporation, was formed on February 12, 1997 to create a nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of maintenance, repair, operating, and production products. The Company conducts business in 19 states and provides integrated supply, contract supply, stock/nonstock sales, machine tool sales as well as industrial services to a wide range of industries.


Basis of Presentation
      In September 1997, IDG completed an initial public offering of its common stock (NYSE: IDG) and, concurrent with the offering, acquired the following nine industrial distribution companies: Associated Suppliers, Inc., B&J Industrial Supply Company ("B&J"), Cramer Industrial Supplies, Inc., Grinding Supplies Company, J.J. Stangel Co., Shearer Industrial Supply Co. ("Shearer"), Slater Industrial Supply, Inc., The Distribution Group, Inc. ("TDG") (formerly known as Industrial Distribution Group, Inc.), and Tri-Star Industrial Supply, Inc. (collectively referred to as the "Founding Companies"). The accompanying financial statements of IDG represent B&J (deemed to be the acquiring company under the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 97) for the three years ended December 31, 1997 and include the results of operations of the other eight Founding Companies since the effective date of the acquisitions (Note 11).

      During 1998, IDG acquired three companies Northern Tool & Supply Company, Inc. ("NTS"), Continental Air Tool, Inc., d/b/a Continental-McLaughlin Equipment & Supply, and Hawley Industrial Supplies, Inc. (collectively referred to as the "Pooled Companies"). These acquisitions were accounted for using the pooling-of-interests method of accounting. The Company's financial statements include the results of operations for the Pooled Companies for all periods presented. IDG issued 618,559 shares in these pooling-of-interests transactions.


Initial Public Offering and Acquisitions

      Effective September 22, 1997, IDG declared a 115.333 for 1 stock split. All amounts in the financial statements and notes thereto have been restated for this stock split.

      On September 24, 1997, the Company sold 3,795,000 shares of common stock to the public at $17 per share (the "Offering"). The net proceeds to the Company from the Offering (after deducting underwriting commissions and offering expenses) were $56.6 million. Of this amount, $25.1 million was used to reduce the Founding Companies' indebtedness under their existing lines of credit.

      The consideration for the acquisitions of the Founding Companies consisted of the Company's common stock. A total of 3,330,224 shares of company common stock was issued to the stockholders of the Founding Companies. These stockholders have contractually agreed with the Company not to offer, sell, or otherwise dispose of any of these shares for a minimum period of two years after the Offering. The fair value of these shares reflects this restriction.

      The closing of the acquisitions and the Offering occurred on September 29, 1997. For accounting purposes, however, September 24, 1997 has been established as the effective date of the acquisitions because management has determined that effective control of the operations of the Founding Companies transferred to IDG on that date.

      The acquisitions were accounted for using the purchase method of accounting. The allocations of purchase price to the assets acquired and liabilities assumed of the Founding Companies have been recorded based on preliminary estimates of fair value as follows (in thousands):

                Working capital, net                           $26,798
                Property and equipment                           7,664
                Integrated supply contracts                        570
                Goodwill                                        19,144
                Other assets                                     2,075
                Liabilities assumed                            (20,939)
                                                               -------
                                                               $35,312
                                                               =======

  2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
      The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.


Accounts Receivable
      An allowance for uncollectible accounts has been established based on the Company's collection experience and an assessment of the collectibility of specific accounts. The allowance amounted to $240,000 and $994,000 as of December 31, 1996 and 1997, respectively.


Inventories
      Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market value. Cost is determined on an average cost basis, and market is considered to be net realizable value.


Property and Equipment
      Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized as other income (expense) in the consolidated statements of operations.

      Depreciation is computed using the straight-line method over the following estimated useful lives:

               Buildings and improvements                                       40 years
               Leasehold improvements                                           Life of related lease
               Furniture, fixtures, and equipment                               5-10 years
               Computer hardware and software                                   5 years


Intangible Assets
      Intangible assets consist primarily of goodwill, which is amortized using the straight-line method over a period not to exceed 40 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating possible impairment, the Company uses the most appropriate method of evaluation given the circumstances surrounding the particular acquisition, which has generally been an estimate of the related business unit's undiscounted operating income before interest and taxes over the remaining life of the goodwill.

      Additionally, $570,000 of the purchase price was allocated to the value of integrated supply contracts which is included in intangible assets on the balance sheet and is amortized over 13 years.

      Amortization expense related to intangible assets for 1995, 1996, and 1997 was $0, $0, and $134,000, respectively. At December 31, 1996 and 1997, accumulated amortization of intangible assets was $0 and $134,000, respectively.

Other Assets
      Other assets as of December 31, 1996 and 1997 included the cash surrender values of executive life insurance policies totaling $747,000 and $1,422,000, respectively.


Other Long-Term Liabilities
      One stockholder of TDG who owned approximately 45% of its stock dissented from the business unit's participation in the Offering. Pursuant to Georgia's dissenters' rights statute, the stockholder will be paid cash for the fair value of his interest in TDG (Note 8).


Income Taxes
      The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.


Revenue Recognition
      Revenue is recognized on sales of products at the time of shipment.


Cost of Sales
      Cost of sales consists of the cost of materials purchased, offset by rebates received from suppliers.


Financial Instruments
      The Company's carrying value of financial instruments (cash, trade receivables, accounts payable, accrued liabilities, and debt) approximates fair value due to the short maturity of those instruments. Credit risk on trade receivables is minimized by the large and diverse nature of the Company's customer base. No one customer represented more than 10% of the Company's accounts receivable or sales for the periods presented.


Reclassifications
      Certain reclassifications have been made to 1995 and 1996 amounts to conform to the current year presentation.

New Accounting Pronouncements
      In 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. The adoption of this statement as of January 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

      The Company computes basic and diluted earnings per share in accordance with SFAS No. 128, "Earnings Per Share." The adoption of this statement in 1997 had no effect on previously reported earnings per share ("EPS").

      In 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. For the Company, SFAS No. 130 will be effective for the year beginning January 1, 1998. The Company has not completed its analysis of the impact of this new pronouncement. However, based on a preliminary review, the Company believes the implementation of SFAS No. 130 will not have a significant effect on its current financial reporting.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company does not expect that SFAS No. 131 will require significant revision of prior disclosures.


  3.     PROPERTY AND EQUIPMENT
      Property and equipment consisted of the following at December 31, 1996 and 1997 (in thousands):


                                                                                    1996          1997
                                                                                   -------      --------
                Land, building, and improvements                                   $ 1,569      $  5,345
                Leasehold improvements                                                 889         1,846
                Furniture, fixtures, and equipment                                   1,535         4,637
                Computer hardware and software                                       1,062         2,026
                                                                                   -------      --------
                                                                                     5,055        13,854
                Less accumulated depreciation                                       (2,899)       (3,944)
                                                                                   -------      --------
                Property and equipment, net                                        $ 2,156      $  9,910
                                                                                   =======      ========

      Depreciation expense totaled $328,000, $311,000, and $866,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

  4.     REVOLVING CREDIT FACILITIES
      In December 1997, the Company entered into a $75,000,000 revolving credit facility with a five-bank syndicate. The facility has a three-year term, bears interest at either the bank's corporate base rate or a Eurodollar rate plus applicable margins, and has a first security interest in the capital stock of the Company's business units. The agreement provides that the facility be used for operations and acquisitions and provides $5,000,000 each for swinglines and letters of credit. There is an annual commitment fee on the unused portion of the facility equal to between 20 and 30 basis points of the average daily unused portion of the aggregate commitment depending on the indebtedness to adjusted EBITDA ratio. At December 31, 1997, no amounts were outstanding under this facility. The revolving credit facility contains various covenants pertaining to maintenance of certain financial relationships. These covenants include requirements for interest coverage, cash flow, and net worth, among other restrictions. The Company is in compliance with these covenants as of December 31, 1997.

      Concurrent with the Offering, the Company obtained loan availability through a line of credit of one of the acquired business units. This loan was originally obtained in November 1993 and amended in March 1996. The loan availability under the line of credit is determined by a formula based on trade accounts receivable and merchandise inventory, not to exceed $15,000,000. As of December 31, 1997, the Company had $1,111,000 drawn on this line of credit. The line is secured by trade accounts receivable, merchandise inventory, intangibles, and other assets. The loan was repaid and the line closed subsequent to December 31, 1997.

      Borrowings under the agreement bear interest, at the election of the Company, at either the bank's prime rate, plus a margin based on the Company's ratio of debt to adjusted tangible net worth, or LIBOR, plus a margin based on the Company's ratio of debt to adjusted tangible net worth. The prime rate is adjusted daily based on published rates, while the LIBOR rate is locked in for one, two, or three months, based on the Company's election. Interest is payable monthly with the principal balance due March 1998.

      Additionally, the Company had available $7,250,000 through various lines of credit. As of December 31, 1997, the Company had $4,725,000 drawn against these lines of credit. Of the amount outstanding, approximately $1,400,000 bears interest at LIBOR plus 2.125%. The remaining balance bears interest at rates ranging from prime plus .125% to prime plus 1%. A portion of these lines contain covenants regarding certain financial statement amounts, ratios, and activities of one of the Company's business units. Also, certain advances under the lines are secured by the assets of one of the Company's business units and are partially guaranteed by that business unit's president.

  5.     LONG-TERM DEBT
      At December 31, 1996 and 1997, long-term debt consisted of the following (in thousands):

                                                                                                           1996              1997
                                                                                                          -------           -------
9.75% mortgage payable, due in monthly installments of $15,036, including interest, through July 1999, at which time remaining principal and interest are due; secured by a building with a net book value of
approximately $2.3 million                                                                                $     0           $ 1,573

Note payable to bank, due February 1999, payable in monthly installments of $11,500, plus interest at prime plus .25%; collateralized by inventory, property and equipment, and accounts receivable and guaranteed by the stockholders of the Company
                                                                                                          $     0           $ 1,251

Notes payable due to various parties through 2008, bearing interest between
7% and 10.40%                                                                                                 326             1,148

Note payable to officer, due June 30, 1999, bearing interest at 7%                                             99               128

Demand note payable to stockholder, renewed annually, bearing interest at 6%
                                                                                                              186               169

Commercial mortgage note payable to bank, due July 2022, payable in monthly installments of $2,500, plus interest at prime plus .75%
                                                                                                              652               622

Other                                                                                                         130               926
                                                                                                          -------           -------
              Total long-term debt                                                                          1,393             5,817

Less current portion                                                                                         (299)             (781)
                                                                                                          -------           -------
              Total long-term debt, less current portion                                                  $ 1,094           $ 5,036
                                                                                                          =======           =======


Maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

                                  1998                                          $   781
                                  1999                                            3,161
                                  2000                                              296
                                  2001                                              195
                                  2002                                              162
                                  Thereafter                                      1,222

  6.     CAPITAL STOCK

Preferred Stock
      Pursuant to the Company's certificate of incorporation, the board of directors, from time to time, may authorize the issuance of shares of preferred stock in one or more series; may establish the number of shares to be included in any such series; and may fix the designations, powers, preferences, and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions thereon. No stockholder authorization is required for the issuance of shares of preferred stock unless imposed by then-applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to dividends and liquidation than the rights of holders of common stock.


Common Stock
      Options to purchase 409,825 shares of common stock at $17 per share were granted on September 24, 1997. The dilution effect of stock options outstanding during 1997 added 24,372 shares to the weighted average common shares outstanding for purposes of calculating diluted EPS. The options granted on September 24, 1997, which expire in 2007, were still outstanding at December 31, 1997 and vest ratably over a three-to-four year period. No options or other dilutive securities were outstanding during 1995 and 1996.

      At December 31, 1997, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock incentive plan and its employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method established in SFAS No. 123, the Company's net income and EPS would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                           1995        1996        1997
                                                                          ------      -------     ------
                Net income:
                    As reported                                           $ 322       $ 364       $2,316
                    Pro forma                                               322         364        2,002
                Basic EPS:
                    As reported                                           $0.24       $0.25       $ 0.71
                    Pro forma                                              0.24        0.25         0.61
                Diluted EPS:
                    As reported                                           $0.24       $0.25       $ 0.71
                    Pro forma                                              0.24        0.25         0.61

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate between 5.35% and 6.18%, an expected life of seven to eight years; volatility of 42%, dividend yield of 0%. The total value of options granted in 1995, 1996, and 1997 was $0, $0, and $3,696,000, respectively.

Stock Incentive Plan

      In July 1997, the Company adopted its stock incentive plan, which was approved by stockholders in May 1998. The plan provides key employees, officers, and directors an opportunity to own common stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the stock incentive plan may be structured in a variety of ways, including "incentive and nonqualified stock options," shares of common stock subject to terms and conditions set by the board of directors ("restricted stock awards"), and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company and any subsidiaries. Nonqualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The stock incentive plan provides for the issuance of an aggregate number of shares of common stock equal to 15% of the Company's diluted shares of common stock outstanding from time to time, subject to the issuance of a maximum of 1,000,000 shares pursuant to incentive stock options.

      Incentive stock options are also subject to certain limitations prescribed by the Internal Revenue Code and may not be exercised for more than five years from the stated grant date. The board of directors of the Company (or a committee designated by the board) generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the stock incentive plan.

      A summary of the status of the stock incentive plan as of December 31, 1997 and changes during the year then ended is presented below:


                                                                                               EXERCISE
                                                                                 SHARES         PRICE
                                                                              ------------     --------
                Fixed options:
                    Outstanding at beginning of year                                     0     $  0.00
                       Granted                                                     409,825       17.00
                                                                              ------------     --------
                    Outstanding at end of year                                     409,825     $ 17.00
                                                                              ============     ========
                Options exercisable at end of year                                       0           0
                                                                              ============     ========
                Weighted average remaining contractual life                     9.75 years

Employee Stock Purchase Plan
      In 1997, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan") under which qualified employees of the Company and its subsidiaries have the right to purchase shares of common stock on a quarterly basis through payroll deductions by the employee. The Stock Purchase Plan is administered by the compensation committee of the Company's board of directors. The price paid for a share of common stock under the plan is 85% of the fair market value (as defined in the Stock Purchase Plan) of a share of common stock at the beginning or the end of each quarterly purchase period, whichever is lower. The amount of any participant's payroll deductions or cash contributions made pursuant to the Stock Purchase Plan may not exceed 10% of such participant's total annual compensation and may not exceed $25,000 per year. A maximum of 500,000 shares of common stock may be issued under the Stock Purchase Plan. The Stock Purchase Plan may be terminated or amended by the Company's board of directors.


  7.     INCOME TAXES
      The provision for income taxes includes income taxes deferred because of temporary differences between financial statement and tax bases of assets and liabilities and consisted of the following for the years ended December 31, 1995, 1996, and 1997 (in thousands):

                                                                          1995       1996         1997
                                                                          -----      -----       ------
                Current                                                   $ 309      $ 628       $1,869
                Deferred                                                   (242)      (501)        (615)
                                                                          -----      -----       ------
                              Total provision                             $  67      $ 127       $1,254
                                                                          =====      =====       ======

      The provision for income taxes for the years ended December 31, 1995, 1996, and 1997 differs from the amount computed by applying the statutory rate of 34% due to the following (in thousands):

                                                                           1995        1996       1997
                                                                           ----        ----       ------
                Tax at federal statutory rate                              $132        $167       $1,214
                Nondeductible expenses                                       41          29           35
                Tax-exempt interest income                                  (10)        (10)         (11)
                Goodwill amortization                                         0           0           47
                State income tax, net of federal benefit                      0           0          104
                Cash surrender value of life insurance                      (34)        (23)           3
                Other                                                       (62)        (36)        (138)
                                                                           ----        ----       ------
                              Provision for income taxes                   $ 67        $127       $1,254
                                                                           ====        ====       ======

      Deferred taxes are recorded based on differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows (in thousands):

                                                           1996          1997
                                                          -------       -------
Deferred tax assets:
    Allowance for doubtful accounts                       $    81       $   351
    Accrued employee benefits                                 200           231
    Capitalized inventory costs                                83           309
    Inventory allowance                                     1,074         1,927
    Accrued liabilities                                         0           828
    Net operating loss carryforward                            54           241
    Other                                                     209           164
                                                          -------       -------
                                                            1,701         4,051
                                                          -------       -------
Deferred tax liabilities:
    Book over tax depreciation                            $   (17)      $   (50)
    Prepaid insurance                                         (29)           (5)
    Intangible integrated supply contract                       0          (206)
    Step-up in asset basis                                      0          (917)
    Section 481--LIFO                                           0          (584)
    Other                                                       0           (97)
                                                          -------       -------
                                                              (46)       (1,859)
                                                          -------       -------
              Net deferred tax assets                     $ 1,655       $ 2,192
                                                          =======       =======

      The Company has net operating loss carryforwards for federal income tax purposes of approximately $650,000 as of December 31, 1997, which expire 2008 through 2010. The utilization of the related available deferred tax asset of $241,000 at December 31, 1997 is subject to certain limitations of the Internal Revenue Code Section 382.

      The Company intends to file a consolidated federal income tax return, which includes the operations of the Founding Companies for periods subsequent to the acquisition date.


  8.     COMMITMENTS AND CONTINGENCIES

Operating Leases
      The Company leases certain warehouse and office facilities as well as certain vehicles and office equipment under operating leases. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

      The minimum future rental payments, net of sublease revenues, under all leases as of December 31, 1997 were as follows (in thousands):

          1998                                           $2,385
          1999                                            1,692
          2000                                              876
          2001                                              498
          2002                                              365
          Thereafter                                      1,155
                                                         ------
                                                         $6,971
                                                         ======

      During the years ended December 31, 1995, 1996, and 1997, rental expense under operating leases totaled $554,000, $665,000, and $1,196,000, respectively.

Litigation
      On November 18, 1996, Milliken & Company ("Milliken"), a textile manufacturer and customer of TDG, filed suit against a manufacturer of an industrial product and TDG. Milliken claims that a product sold to it by TDG as a distributor of the defendant-manufacturer was defective and caused a fire, severely damaging Milliken's textile manufacturing plant in LaGrange, Georgia. Milliken alleges damages of $500 million against the defendants. TDG has denied any liability, and its insurance carrier is vigorously defending the lawsuit on its behalf. The inclusion of the distributor of a product, along with its manufacturer, as a defendant in an action for alleged product defectiveness is unexceptional. The litigation is in the early stages of discovery, and while it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $12 million of coverage, will be adequate to cover any loss to TDG that might result from the lawsuit.

      On August 27, 1997, Robert Hallager filed suit against his former employer, Jessop Steel Company, and several manufacturers and distributors of industrial products, including Shearer. Mr. Hallager claims that he contracted cobalt poisoning and other pulmonary problems requiring his cessation of work and lifetime monitoring as a result of this exposure to steel containing cobalt, chromium, and nickel through a grinding process utilizing abrasive tools supplied by his employer by the various defendant-manufacturers and distributors. Mr. Hallager alleges damages "in excess of $50,000." The litigation is in the very early stages, and no answer is yet due from or has been filed by Shearer. Shearer intends to deny any liability, and its insurance carrier is expected to defend the lawsuit on Shearer's behalf. While it is not possible to predict with accuracy the outcome of any such litigation matter, the Company believes that its insurance, which provides for $7 million of coverage, will be adequate to cover any loss to Shearer that might result from the lawsuit.

      On December 22, 1997, TDG brought an action in DeKalb County Superior Court, Georgia, File No. 97-14388-4, against a former stockholder under the Georgia dissenters' rights provisions of the Georgia Business Corporation Code (the "GBCC"). This former stockholder of TDG had exercised his rights pursuant to the GBCC to dissent from the merger of TDG with the Company. In accordance with the GBCC, TDG offered to pay the former stockholder $4.2 million for his interest in TDG. The former stockholder rejected that offer and demanded payment of $9 million. TDG brought this action to seek a judicial determination of the value of his interest in TDG as of the time of the merger. The proceeding is in the early stages of discovery, and it is not possible to predict the outcome at this time.

      The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company believes that the ultimate resolution of such matters, including those identified above, will not have a material adverse effect on the Company's financial position or results of operations.

Insurance
      One of the Founding Companies began participating in a self-insured health insurance plan during 1997. Estimated reserves for reported and unreported claims are funded through a VEBA trust. The balance of this trust was approximately $414,000 as of December 31, 1997 and represents management's best estimate of its liability as of the end of the year. Revisions to estimated reserves are recorded in the period in which they become known.

Employment Agreements
      Included in the employment agreements of the Company's three executive officers and each of the nine presidents of the Founding Companies is a change-of-control provision. Upon certain changes in the majority stockholders or board of directors, the executive officers and company presidents may elect to receive a cash payment equal to the present value of their base salary for the longer of two years or the remaining term of their contract.


  9.     SAVINGS PLANS
      Beginning January 1, 1989, B&J established a 401(k) savings plan (the "Plan") for the Company's nonunion employees under which participants may contribute up to 10% of their compensation. Employees over age 21 with more than one year of service who are not covered by a union plan are eligible for participation in the Plan. During 1996 and 1995, the Company made contributions to the Plan equivalent to 5% of eligible participants' salaries. The Company's contributions totaled $149,000 and $101,000 during 1996 and 1995, respectively. As a result of the acquisition of the other Founding Companies, the Company had a total of seven 401(k) plans in effect since September 24, 1997. In addition to these seven plans, each of the Pooled Companies maintained a 401(k) plan. Total company contributions to 401(k) plans during 1997 were $264,000.

      Effective January 1, 1998, or upon respective acquisition date of the Pooled Companies, all existing 401(k) plans were merged into one new plan (the "New Plan"). All employees who are age 21 or older and have completed one year of service are eligible to participate in the New Plan. Once eligibility requirements are met, employees may join the New Plan on a quarterly basis. Employees may contribute between 1% and 15% of their compensation to the New Plan, subject to tax law limitations. For 1998, the Company will match 25% of the employee contribution up to a maximum of 1 1/2% of the employees' salary.

      One of the Founding Companies had a profit-sharing plan in effect during 1997. Employees must have one year of service and cannot be covered by a union plan. Participation in the profit-sharing plan was closed as of January 1, 1998. Employer discretionary contributions vest over a seven-year period. No contributions have been made since September 24, 1997. Participants in the plan may continue participating in the plan while also participating in the New Plan. In addition, NTS, one of the Pooled Companies, had a profit-sharing plan in effect during 1997. Total employer contributions to this plan were $33,000 in 1997. No company contributions will be made to NTS's plan going forward. Participants in this plan are eligible to also participate in the New Plan.


10.      RELATED-PARTY TRANSACTIONS
      A business unit leases a facility from four former stockholders of the business unit (one of whom is a current director of the Company) under an operating lease that expires November 30, 2002. Minimum annual lease payments are $82,000 and are subject to increases at five-year intervals, based on increases in the consumer price index. Rental expense recognized under this lease was $82,000 for each of the years ended December 31, 1995, 1996, and 1997.

      B&J was obligated to a retired officer to provide monthly payments of $10,000 over his remaining life or, in the event he predeceases his spouse, over the life of the spouse. As of December 31, 1996, B&J had accrued $1,133,000, discounted at a 10% annual interest rate to cover the cost of this obligation. The Company made a lump-sum payment of $1.1 million during 1997 for relief from its obligation through 2012. If either the retired officer or his spouse is surviving as of January 2013, monthly payments of $10,000 shall resume. In addition, the Company agreed to pay 75% of the health and dental insurance costs of the retired officer and his spouse until their deaths.

      A business unit of IDG leases certain properties used in its operations from a related-party family trust. A current member of the board of directors of IDG participates in this trust. Rent expense under these noncancelable leases was approximately $67,000 during 1997.


11.      PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)
      The following pro forma combined financial information for the two years ended December 31, 1997 includes the results of B&J (deemed to be the financial acquiror) combined with the other eight Founding Companies and the three Pooled Companies as if the acquisitions had occurred on January 1 of each respective period. This pro forma combined financial information includes the effects of (a) the acquisitions, (b) the Offering, (c) amortization of goodwill resulting from the acquisitions, (d) elimination of interest expense for the debt that was paid from the offering proceeds, and (e) provision for income taxes at 40%, even though one of the acquired companies had a Chapter S corporate tax status.

      The EPS amounts are based on 7,963,387 and 7,963,405 shares deemed to be outstanding for the periods ended December 31, 1996 and 1997, respectively. The net income amounts include estimates of the federal and state taxes that would have been applicable to the Company had the acquisitions occurred at the beginning of each respective period. The underlying tax rates differ from statutory federal and state rates primarily because amortization of goodwill related to the acquisitions is not deductible for tax purposes.

      The pro forma combined financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions and events in fact had occurred on those dates or to project the Company's results of operations for any future period. (In thousands, except for per share amounts.)

                                                                         1996             1997
                                                                       --------         --------
                         Net sales                                     $290,241         $332,169
                                                                       ========         ========
                         Net income                                    $  2,748         $  4,965
                                                                       ========         ========
                         Diluted earnings per share                    $   0.35         $   0.62
                                                                       ========         ========

12.      INTERIM FINANCIAL INFORMATION (UNAUDITED)
      The following table sets forth certain quarterly financial data for the periods indicated (in thousands, except for per share amounts):

                                                         FIRST         SECOND         THIRD         FOURTH
                                                        QUARTER        QUARTER       QUARTER        QUARTER
                                                        -------        -------       -------        -------
                1997:
                    Net sales                           $19,444        $20,669       $27,182        $85,923
                    Gross profit                          4,299          4,888         6,279         20,026
                    Net income                              184            521           653            958
                    Diluted EPS*                        $  0.12        $  0.35       $  0.31        $  0.12
                1996:
                    Net sales                           $16,378        $16,427       $17,626        $17,835
                    Gross profit                          3,732          3,734         4,160          3,866
                    Net income                              106             36           331           (109)
                    Diluted EPS                         $  0.08        $  0.02       $  0.22        $ (0.07)

               *The sum of the diluted EPS for 1997 by quarter does not agree with the amount disclosed on the statement of operations due to the weighted average effect of the shares issued in the Offering and to the Founding Companies late in the third quarter of 1997.